Exhibit 3.51

VEDTEKTER FOR

INTEGRA LEASING AS

(PER 16.10.2008 § 5)

§ 1

Selskapets navn er Integra Leasing AS.

§ 2

Selskapets formål er å kjøpe, selge og leie ut helikoptre, samt det som, står i forbindelse hermed.

§ 3

Selskapets aksjekapital er kr 100.000 fordelt på 100 aksjer a kr 1.000 fullt innbetalt og lydende på navn.

§ 4

Selskapets forretningskontor er i Sola kommune.

§ 5

Selskapets styre skal ha fra 2 til 6 medlemmer. Styret kan ansette forretningsfører og meddele prokura.

Overdragelse av aksjer i selskapet krever ikke samtykke fra styret. Overdragelse av aksjer i selskapet utløser ikke forkjøpsrett for øvrige aksjonærer i selskapet.

§ 6

Ordinær generalforsamling avholdes hvert år innen utgangen av oktober måned.

Den ordinære generalforsamling skal behandle:

1)	Fastsettelse av resultatregnskap og balanse.

2)	Anvendelse av overskudd eller dekning av underskudd i henhold til den fastsatte balansen, samt utdeling av utbytte.

3)	Valg av styre

4)	Andre saker som i henhold til norsk lov og disse vedtekter hører under generalforsamlingen.

ARTICLES OF ASSOCIATION

INTEGRA LEASING AS

(PER 16.10.2008 – para 5)

§ 1

The Company’s name is Integra Leasing AS.

§ 2

The objectives of the company are buying, selling or lease of helicopters and other related activities.

§ 3

The share capital of the Company is NOK 100.000 divided into 100 ordinary shares each totalling NOK 1.000 – fully paid and issued in the name of the shareholders.

§ 4

The company’s registered office is at Sola..

§ 5

The Board of the Company shall consist of two to six members. The Board have the power to employ the manager and exercise power of signature for the Company.

Transfer of shares in the company is not subject to the board of directors’ consent. Transfer of shares in the company does not trigger a pre-emption right for the other shareholders of the company.

§ 6

The Annual General Meeting is held annually, not lager than the end of October.

The Annual General Meeting shall consider the following matters:

a)	The approval of the income statement and balance sheet.

b)	The allocation of any annual profit or coverage of any loss in accordance with the adopted balance sheet together with the declaration of dividends.

c)	Election of the Company Board

d)	Any other matters that have been included in the notice for the General meeting, or which according to Norwegian Law and these Articles of Association must be approved at General Meetings.